MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into as of July 1, 2012 (the “Effective Date”) by and between The Digital Development Group Corp., a Nevada corporation, and its Affiliates (“DIGIDEV”) and ALEX FREJRUD, with a principal place of business at: ÄNGSHOLMSGRÄND 21127421, SKÄRHOLMEN / STOCKHOLM, SWEDEN (“ALEX”). Each of DIGIDEV and the ALEX may be individually referred to as a “Party” and together as the “Parties.”

RECITALS

A. ALEX desires to provide certain professional services outlined in the Statement of Work (to be executed between the parties) for DIGIDEV, and ALEX has extensive experience providing such services to organizations.

B. DIGIDEV desires to engage ALEX to provide such services for DIGIDEV.

C. DIGIDEV and ALEX desire to enter into this Agreement to set forth the terms and conditions pursuant to which ALEX will provide services to DIGIDEV.

In consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.	Definitions.

“Affiliate”: any other entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the parties to this Agreement.

“Deliverables”: All data, materials, work product and other deliverables that ALEX will develop or deliver in connection with the Services as described in more detail in a Statement of Work.

“DIGIDEV Representative”: The DIGIDEV employee or personnel identified in a Statement of Work to direct, coordinate and approve the Services and Deliverables.

“Open Source Software”: Any software that users are allowed to run, study, copy, modify and redistribute, without restriction, and for which access to source code is a prerequisite to its use, and for which users may or may not be required to pay a fee to use the software.

“Services”: The tasks and services that ALEX will perform, as described in this Agreement and one or more Statements of Work.

“Specifications”: The specifications and requirements for the Services and Deliverables as described in this Agreement and more specifically in one or more Statements of Work.

“Statement of Work” or “SOW”: The mutually agreed to plan describing the Services that DIGIDEV is purchasing from ALEX and the Deliverables that ALEX will provide under this Agreement, which may be evidenced by one or more SOW. Each SOW will include a detailed schedule for performance of the Services and delivery of the Deliverables and the costs associated with the Services and Deliverables and will be substantially in the form of the sample Statement of Work attached hereto (Statement of Work). Each executed SOW will be attached hereto and incorporated herein, and the terms and conditions of this Agreement will apply to each SOW as sequentially numbered SOW 1, SOW 2, et seq.

1

The term “including” or “includes” will mean “including, without limitation,” whether or not specified to be without limitation.

2.	Engagement.

2.1 Services. ALEX will perform the Services as DigiDev’s Chief Creative Director according to the terms and conditions set forth in this Agreement and the applicable SOW. The SOW may include a description of the scope of services to be performed (which may be referred to as a “scope of services”), and/or there may be one or more SOWs, each of which describes a particular project or set of services to be performed. No SOW will be effective until signed by authorized representatives from both parties. ALEX will comply, and will cause its personnel, agents, and any authorized subcontractor(s) providing Services to comply, with applicable DIGIDEV rules, regulations, and policies throughout the term of this Agreement. If there are ancillary services, functions, responsibilities, or tasks not specifically described in a SOW that are required for the proper performance and provision of the Services under such SOW or that are an inherent part of, or a necessary subpart included within, such Services, then such services, functions, responsibilities, or tasks will be deemed to be implied by and included within the scope of the SOW to the same extent and in the same manner as if specifically described in such SOW.

2.2 Personnel. ALEX will provide experienced and qualified personnel to perform the Services. At all times during the Term of this Agreement, ALEX will have and maintain suitable resources and facilities and competent and knowledgeable personnel to perform the Services and its obligations under this Agreement. ALEX must provide prior written notice, and must receive DIGIDEV’s prior approval, for any permanent or temporary changes to ALEX personnel providing Services. If personnel who have been providing the Services are replaced with other personnel, fees for the Services provided by the replacement personnel, if applicable, will be at the rates for the Services provided by the personnel they replace or at such other rates as the Parties may agree; provided that DIGIDEV will not be obligated to pay for any time that replacement personnel spend performing Services until such time as the replacement personnel have reached the level of proficiency required to effectively perform their required roles.

2.3 Changes to the Services. DIGIDEV may at any time direct changes to the Services within the scope of services, including additions, changes, and suspension of any or all of the Services, as directed in writing by the DIGIDEV Representative. If ALEX believes that it has been requested to perform Services beyond the scope of the applicable SOW, ALEX may request additional compensation and adjustments to the schedule by submitting a written request to DIGIDEV detailing the reasons for such additional compensation and schedule adjustment within five (5) business days after ALEX is requested to perform such additional Services. If the additions or changes affect the Deliverables or the deliverable dates, and/or if such change in Services requires adjustments in compensation, the total authorized expenditure amount will be adjusted and any applicable schedule changes incorporated prior to commencement of the additional work through a signed written amendment to the applicable SOW. The failure of ALEX to submit a request for a change in scope in the time frame described in this Section 2.3 will constitute a conclusive and binding waiver of a claim for additional compensation.

2.4 Subcontracting. ALEX may not subcontract any Services without DIGIDEV’s prior written consent, which should be reasonably granted, provided that ALEX warrants the following conditions are strictly complied. ALEX will remain responsible and liable for any subcontractor’s and agent’s compliance with this Agreement and performance. DIGIDEV may require ALEX to remove or replace any subcontractor(s) or agent(s) whose performance DIGIDEV deems to be unacceptable. In no event will DIGIDEV pay more for subcontracted Services than DIGIDEV pays for ALEX’s Services (e.g., in the case of Services compensated on an hourly basis, time and materials rates for subcontractors will be the same or less than time and materials rates for ALEX). ALEX will ensure that all its subcontractors and agents who provide Services under this Agreement are made aware of the terms and conditions of this Agreement.

2

2.5 Reports. Upon request by DIGIDEV, ALEX will submit to DIGIDEV written progress reports describing the status of ALEX’s performance of the Services. DIGIDEV may request that ALEX include, without limitation, the following items in such reports: (i) the Services performed; (ii) hours expended; (iii) total dollars charged; (iv) milestones or deadlines met and/or missed; (v) if applicable, ALEX’s plan to remedy delays and previously missed milestones or deadlines; and (vi) if applicable, measurements indicating service level adherence.

2.6 Open Source Software. ALEX will use best efforts to ensure that Deliverables that contain software code that do not include any Open Source Software (“Combined Software”) such that DIGIDEV’s use of the Combined Software would be subject to any requirements under public licenses, including the requirements that DIGIDEV (i) must cause such Combined Software embedded on DIGIDEV devices to be licensed, in whole or part, to third parties under public license(s) whether on a free or royalty bearing basis, or (ii) must allow third parties under such public licenses to run, copy, study, modify and redistribute the embedded Combined Software without restriction.

2.7 Code Audit. At DIGIDEV’s request, ALEX will, at its expense, conduct an audit of the Deliverables to confirm that no part of the Deliverables contain Open Source Software. ALEX will provide the results of the audit to DIGIDEV. DIGIDEV encourages ALEX to conduct such code audits voluntarily and periodically at its own expense and to provide the results of such audits to DIGIDEV. At no additional cost or expense to DIGIDEV, ALEX will, and will use reasonable efforts to cause its employees and agents to, cooperate with DIGIDEV in any investigation that may be required to determine the origin of any code used in any Deliverable(s).

3.	Term.

3.1 Initial Term and Renewal Term. The initial term of this Agreement will begin on the Effective Date and will continue for one (1) year (the “Initial Term”) from the Effective Date, unless earlier terminated in accordance with this Agreement. This Agreement will be automatically renewed and extended for additional successive one (1) year terms (each, a “Renewal Term”) after expiration of the Initial Term or then-current Renewal Term, if any, unless either party provides sixty (60) calendar days’ notice of non-renewal or the Agreement is terminated in accordance with this section. If Services under an applicable SOW extend beyond the Term, this Agreement will continue with respect to such SOW until the satisfactory completion of the Services. The Initial Term and any Renewal Term may be together referred to as the “Term.”

3.2 Termination for Convenience. DIGIDEV may terminate this Agreement and/or any SOW, in whole or in part, for its convenience at any time, by giving ALEX sixty (60) calendar days’ notice. In the case of such termination for convenience, DIGIDEV will be responsible for any portion of the compensation owed to ALEX for any Services rendered prior to the effective date of such termination.

3.3 Termination for Cause. Either Party may terminate this Agreement and/or any SOW for material breach or default of the other Party upon ten (10) business days’ written notice to the breaching Party (“Notification Period”). If the breaching Party does not cure the material breach or default within the Notification Period, this Agreement will automatically terminate at the end of the Notification Period. A material breach under any SOW may be considered a material breach of this Agreement.

3

3.4 Termination for Insolvency or Bankruptcy. Either Party may terminate this Agreement upon at least thirty (30) calendar days’ prior written notice to the other Party if the other Party: (i) ceases or threatens to cease to carry on its business, liquidates or dissolves its business, or disposes of a substantial portion of its assets; (ii) becomes insolvent or makes an assignment for the benefit of creditors, or fails generally to pay its debts as they become due or otherwise is likely to become insolvent; or (iii) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation, or other similar proceeding; provided that no termination under this Section 3.4(iii) will be effective with respect to an involuntary filing until the Party that is the subject of such filing has exhausted its rights to oppose such filing.

3.5 Effect of Termination. Upon termination of this Agreement or any SOW for any reason, ALEX will to the extent applicable: (i) cease providing the Services under this Agreement, or applicable SOW, in an orderly manner in accordance with DIGIDEV’s instructions, (ii) provide Transition Services as described in Section 3.7, and (iii) deliver all Deliverables to DIGIDEV. If the Term expires while one or more SOWs are still in place, the terms and conditions of this Agreement will survive with respect to such SOW(s) until termination or expiration of such SOW(s). If DIGIDEV has terminated this Agreement or SOW, in whole or in part, by reason of ALEX’s breach, DIGIDEV will receive a refund of all fees, expenses, and costs paid by DIGIDEV that are attributable to the breach or default, including fees paid in respect of all Deliverables, the utility of which is substantially impaired by ALEX’s breach. If ALEX voluntarily files for protection against its creditors under the United States Bankruptcy Code or is the subject of an involuntary petition in bankruptcy, DIGIDEV will be entitled to all rights to retain the benefits of this Agreement as set forth in 11 U.S.C. §365(n). No right granted to DIGIDEV under 11 U.S.C. §365(n) will be deemed waived without a written agreement confirming any such waiver.

3.6 Survival. The terms and conditions of this Agreement that by their sense and context are intended to survive termination hereof will so survive, including the following sections: Section 1 (Definitions), Section 3.5 (Effect of Termination), Section 3.6 (Survival), Section 3.7 (Transition Services), Section 4 (Compensation), 5 (Ownership), Section 6.3 (Exclusive Warranties), Section 7 (Indemnification), Section 8 (Confidentiality), Section 11 (Damages Limitations) and Sections 12-25.

3.7 Transition Services. Upon termination or expiration of this Agreement for any reason, ALEX will provide personnel and resources as necessary to effectuate the transition of the Services and/or Deliverables to DIGIDEV or a third-party designated by DIGIDEV (the “Transition Services”) no later than thirty (30) days after the effective date of termination of the Agreement unless extended by mutual agreement of the Parties (the “Transition Period”). The Transition Services also will include (i) the removal or disablement of any equipment, tools, electrical or communication connections, server links, (ii) the return of and access to DIGIDEV-owned materials and/or Confidential Information, and/or (iii) inventory of physical assets of DIGIDEV, including any storage locations. During the Transition Period, ALEX at all times will provide assistance and ongoing support for DIGIDEV to effectuate the transition. ALEX will provide all such services in a professional manner with high quality and will continue to respond to questions from DIGIDEV on an “as needed” basis.

4.	Compensation.

4.1 Fees. Subject to ALEX’s performance of the Services, DIGIDEV will compensate ALEX as set forth in the applicable SOW. These fees will be ALEX’s only compensation for Services. ALEX will not proceed with or be reimbursed for any Services that: (i) have not been authorized in advance by a DIGIDEV Representative in connection with an applicable SOW; and/or (ii) exceed any budget or expenditure limit set forth in an applicable SOW. DIGIDEV will not pay any subcontractors directly.

4

4.2 Invoices. ALEX will invoice DIGIDEV on a monthly basis for Services rendered during the prior month and in accordance with the milestone schedule (if any) set forth in the applicable SOW. All invoices will be in US Dollars and must include a detailed statement of the Services and/or Deliverables covered by such invoice and reference this Agreement and the applicable SOW number. DIGIDEV will pay ALEX all undisputed portions of correct and complete invoices for Services that meet Specifications within sixty (60) days after receipt of the invoice or in accordance with any payment schedule set forth in the applicable SOW. ALEX will be deemed to have waived all charges, fees, and approved expenses that are not invoiced within ninety (90) days after the end of the calendar year in which the charges were incurred.

4.3 Expenses. Out-of-town travel expenses that are pre-approved in writing (for example, e-mail confirmation from DIGIDEV’s representative) and are reasonable and necessary will be reimbursed at actual cost without markup. In no event will DIGIDEV pay for travel time. Airfares must be at coach rates, although ALEX may choose to upgrade at its own expense. Where practical, airfares will be booked at least seven (7) days in advance. Ground transportation will be reimbursed at actual cost. Unless otherwise agreed in writing, hotels will be reserved using DIGIDEV’s designated hotels where DIGIDEV has negotiated discounts.

4.4 Taxes. The fees chargeable by ALEX are stated exclusive of all taxes, duties and levies imposed by any federal, state or local governmental entity. DIGIDEV will pay the invoice within sixty (60) days following receipt thereof. ALEX shall be responsible for any tax imposed on or arising from this Agreement, pursuant to the U.S. government and/or any foreign laws or regulations applicable to this Agreement. If DIGIDEV claims exemption or deduction from any taxes resulting from this Agreement, then ALEX will promptly provide DIGIDEV with the relevant assistance and documentation to avail of such exemption or deduction, including required certificates, if any, from the relevant taxing authorities.

5.	Ownership.

5.1 DIGIDEV Ownership. Except as otherwise set forth in this Agreement, DIGIDEV will own exclusively all right, title, and interest in and to all items that are conceived, made, discovered, written, or created by ALEX personnel alone or jointly with third parties under this Agreement, including the Deliverables, whether completed or works-in-progress. Without limiting the previous sentence, all Deliverables, in whole and in part, will be deemed “works made for hire” of DIGIDEV for all purposes of copyright law, and the copyright will belong solely to DIGIDEV. To the extent that any such Deliverables do not fall within the specifically enumerated works that constitute “works made for hire” under the United States copyright laws, and to the extent that any Deliverables include materials subject to copyright, patent, trade secret, or other proprietary right protection, ALEX hereby irrevocably assigns to DIGIDEV all its right, title, and interest that it may be deemed to have in and to any and all inventions, copyrights, patents, trade secrets, and other proprietary rights (including renewals). ALEX agrees to maintain adequate and current records of all Deliverables, which records will be and remain the property of DIGIDEV. ALEX agrees to promptly disclose and describe to DIGIDEV all Deliverables.

5.2 Assistance. ALEX agrees to perform, during and after the term of this Agreement, all acts that DIGIDEV deems necessary or desirable to permit and assist DIGIDEV, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Deliverables provided to DIGIDEV under this Agreement. If DIGIDEV is unable for any reason to secure ALEX’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Deliverables, ALEX irrevocably designates and appoints DIGIDEV and DIGIDEV’s duly authorized officers and agents as ALEX’s agents and attorneys-in-fact to act for and on ALEX’s behalf and instead of ALEX to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such DIGIDEV Deliverables, all with the same legal force and effect as if executed by ALEX. The foregoing is deemed a power coupled with an interest and is irrevocable.

5

5.3 Pre-Existing Materials. Notwithstanding anything to the contrary in this Agreement, Deliverables that are owned by DIGIDEV will not include ALEX’s pre-existing software, inventions, copyrights, patents, trade secrets, trademarks, and other proprietary rights, including ideas, concepts, and know-how of ALEX, that existed before the commencement of the Services and that are included in the Deliverables (collectively, the “Pre-Existing Materials”). ALEX hereby grants to DIGIDEV a non-exclusive, worldwide, perpetual (without regard to any termination or expiration of this Agreement), irrevocable, fully paid, royalty-free license, with rights to sublicense through multiple tiers of sublicensees, to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Pre-Existing Materials. Notwithstanding the foregoing, ALEX agrees that it will not incorporate, or permit to be incorporated, any Pre-existing Materials into the Deliverables without ALEX’s prior written consent.

5.4 Non-Assertion. To the extent any of the rights, title and interest in and to the Deliverables or Pre-existing Materials cannot be assigned or licensed by ALEX to DIGIDEV, ALEX hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against DIGIDEV or any of DIGIDEV’s successors in interest.

6.	Representations, Warranties and Covenants.

6.1 ALEX’s Representations, Warranties and Covenants. ALEX represents and warrants to DIGIDEV that:

6.1.1 ALEX is duly organized, validly existing, has full and adequate power to own its property and conduct its business as now conducted, is in good standing and duly licensed, and has procured all necessary licenses, registrations, approvals, consents, and any other communications in each jurisdiction as required to enable ALEX to perform its obligations under this Agreement;

6.1.2 The execution, delivery, and performance of this Agreement by ALEX and the performance by ALEX of the transactions contemplated in this Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement and each SOW constitute the valid, legal, and binding obligation of ALEX;

6.1.3 ALEX is not and will not be subject to any agreement or other constraint that does, would, or with the passage of time would prohibit or restrict ALEX’s right or ability to enter into, or carry out, its obligations hereunder;

6.1.4 ALEX has the qualifications and the ability to perform the Services in a professional manner without the advice, control or supervision of DIGIDEV. ALEX will provide consultants, technicians and/or technical personnel trained to perform the Services in the applicable SOW. All workmanship, materials or documentation provided by ALEX will be of the highest quality in every respect and according to the Specifications and any mutually agreed to schedule set forth in the applicable SOW;

6

6.1.5 ALEX possesses all legal right, title, or interest in or to any intellectual property (such as software, designs, copyrights, patents, trademarks and trade secrets) that have been or will be used to create or be a part of the Deliverables;

6.1.6 Neither the Services nor the Deliverables, nor any part, product or software sold, distributed, licensed or supplied by ALEX in connection with the Services or Deliverables, do or will infringe any patent, copyright, trademark or other proprietary right of any third party or misappropriate any trade secret of any third party;

6.1.7 ALEX’s performance of the Services called for by this Agreement does not and will not violate any applicable law, rule or regulation;

6.1.8 The Deliverables will perform according to the Specifications;

6.1.9 To the extent the Deliverables include software, the software, including updates, upgrades, and new versions, does not and will not contain any viruses, malicious code, Trojan horse, worm, time bomb, self-help code, back door or other software code or routine designed to: (i) damage, destroy or alter any software or hardware; (ii) reveal, damage, destroy or alter any data; (iii) disable any computer program automatically; or (iv) permit unauthorized access to any software or hardware;

6.1.10 Time is of the essence in connection with ALEX’s performance of the Services and delivery of the Deliverables;

6.1.11 Any software provided as part of the Deliverables or the Services does not contain Open Source Software.

6.1.12 Except for restrictions on trade with countries against which the United States government has imposed a general embargo, there is no restriction on the export of any of the Deliverables or any software contained therein, other than as described in the materials delivered to DIGIDEV by ALEX pursuant to Section 22 (Export Controls); and

6.1.13 With respect to DIGIDEV Confidential Information that ALEX has in its possession, ALEX will maintain, at a minimum, reasonable and customary security measures applicable to the manner in which ALEX possesses such information (e.g., physically, electronically, or otherwise) to protect the DIGIDEV Confidential Information from disclosure or breach;

6.2 DIGIDEV Representations, Warranties and Covenants. DIGIDEV represents and warrants to the ALEX that:

6.2.1 Subject to ALEX’s compliance with Section 2.1 (Services), in the event that ALEX will provide Services on-site at a DIGIDEV facility, DIGIDEV will provide ALEX with the facilities and resources, including office and storage space, on a non-exclusive basis, reasonably required for the performance of the Services; and,

6.2.2 DIGIDEV has the necessary authority to enter into this Agreement and carry out its obligations hereunder; and,

6.2.3 DIGIDEV is duly organized, validly existing, has full and adequate power to own its property and conduct its business as now conducted, is in good standing, and is duly licensed.

7

6.3 Exclusive Warranties. Except as otherwise set forth in this Section 6, neither party makes any warranties, express or implied, with respect to the Services, Deliverables or any obligations under this Agreement, and both parties expressly disclaim the warranties of merchantability and fitness for a particular purpose to the maximum extent permitted by the applicable laws.

6.4 Warranty Remedies. ALEX will, at its own expense, promptly re-perform any Services and correct any Deliverables that do not comply with the warranties set forth in Sections 6.1.5, 6.1.6, 6.1.8, 6.1.9, and 6.1.11. Where it is impractical, as determined by DIGIDEV, to re-perform such Services or correct such Deliverables, ALEX will promptly refund to DIGIDEV the amount paid for Services and Deliverables that do not comply with the applicable Sections and any other Services or Deliverables affected by the non-complying Services or Deliverables.

7.	Indemnification.

7.1 Infringement Indemnity. ALEX agrees to indemnify, defend, and hold harmless DIGIDEV and its officers, directors, employees, agents and subcontractors (collectively, the “Indemnitees”) from and against any and all damages, liabilities, penalties, interest, fines, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”) arising from or relating to any claim or allegation that the Services and/or Deliverables infringe any patent, copyright, trademark or other proprietary right, or misappropriate any trade secret, of any third party, or violate the terms of any third party software license contained within any software provided as part of the Deliverables or Services. If any Services or Deliverables, in whole or part, constitute or may constitute infringement or misappropriation of any third party’s rights, and/or if DIGIDEV’s use thereof is or may be enjoined, ALEX, in addition to its indemnification obligations, will promptly either: (i) secure for DIGIDEV rights to continue using such infringing Services or Deliverables, (ii) re-perform or replace such Services or Deliverables with comparable non-infringing Services or Deliverables, or (iii) modify the Services or Deliverables so that they become non-infringing. If ALEX cannot procure one of these remedies, ALEX will, in addition to its indemnification obligations, promptly refund to DIGIDEV all amounts paid to ALEX under this Agreement.

7.2 General Indemnification. ALEX will indemnify, defend, and hold harmless the Indemnitees from and against any and all Losses arising from or relating to any claims or actions arising from or relating to: (i) any claim with respect to the negligence or willful misconduct of ALEX, or any of ALEX’s employees, personnel, agents or vendors, (ii) any third-party claim with respect to ALEX’s breach of the representations, warranties or covenants in Section 6 (Representations and Warranties and Covenants), (iii) any claim with respect to ALEX’s breach of any obligation in Section 8 (Confidentiality), (iv) any third-party claim for wages or benefits and/or related taxes of DIGIDEV by ALEX or its employees, personnel, agents or vendors, (v) any third-party claim with respect to damage to tangible property, bodily injury or death sustained as a result of the Services or Deliverables, (vi) ALEX’s non-payment or late payment of taxes or other charges for which ALEX failed to invoice DIGIDEV or which ALEX otherwise failed to pay in a timely manner, and (vii) any allegation arising out of any failure of ALEX to carry out any obligation set forth in Section 12 (Independent Contractor).

7.3 Notification, Rights, and Cooperation. DIGIDEV agrees to give ALEX prompt written notice of any claim subject to indemnification; provided that DIGIDEV’s failure to promptly notify ALEX will not affect ALEX’s indemnification obligations except to the extent that DIGIDEV’s delay prejudices ALEX’s ability to defend such claim. ALEX will have the right to defend against any such claim with counsel of its own choosing and to settle such claim as ALEX deems appropriate, provided that ALEX will not enter into any settlement that adversely affects DIGIDEV’s rights without DIGIDEV’s prior written consent. DIGIDEV agrees to reasonably cooperate with ALEX in the defense and settlement of any such claim, at ALEX’s expense. At its discretion and expense, DIGIDEV may participate in the defense, any appeals and settlement with counsel of its own choosing.

8

8.	Confidentiality.

8.1 Definition. “Confidential Information” of a Party means all confidential or proprietary information, including all information not generally known to the public, trade secrets, the terms of this Agreement, and DIGIDEV Data. “DIGIDEV Data” will mean all data and information that is submitted, directly or indirectly, to ALEX by DIGIDEV or obtained or learned by ALEX in connection with the Services provided by ALEX under this Agreement and any SOW, including information relating to DIGIDEV’s customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, and other proprietary information. All DIGIDEV Data is and will remain the property of DIGIDEV and will be protected as described in this Section 8. Without limiting the foregoing, Confidential Information will include all such information provided to each Party by the other Party both before and after the date of this Agreement. Any personal information of DIGIDEV’s customers which ALEX obtains or learns in connection with the Services will be the confidential information of such individuals (“Consumer Information”). ALEX will treat Consumer Information as Confidential Information in accordance with the terms and conditions of this Agreement.

8.2 Use and Disclosure. Parties will take any and all necessary measures to prevent disclosure, dissemination or unauthorized use of Confidential Information relating to a Party or Personal Information , including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. As a condition to DIGIDEV’s obligations under this Agreement, ALEX agrees to enter into, and to require all subcontractors to enter into and abide by all the terms and conditions of the ALEX Nondisclosure Agreement, dated as of the execution of this Agreement, the form of which is attached as Exhibit A. In addition to the foregoing, ALEX shall cause each person that provides Services to DIGIDEV pursuant to this Agreement to execute the Individual Nondisclosure Agreement, the form of which is attached hereto as Exhibit B, and shall deliver each such validly executed agreement to DIGIDEV prior to, and as a condition precedent to, (a) such person providing Services hereunder and (b) DIGIDEV’s obligations to pay ALEX for Services rendered pursuant hereto. Neither Party will disclose, duplicate, publish, release, transfer, or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s prior written consent. ALEX will segregate Confidential Information from the confidential materials of third parties to prevent commingling. Each Party will, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, employees, agents and subcontractors to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by applicable laws and regulations. Each Party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement and applicable privacy laws and regulations. Without limiting the foregoing, each Party will, at a minimum, implement such technical, administrative and physical measures as are necessary to: (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any threats or hazards to the security and integrity of the Confidential Information; and (iii) protect against any unauthorized access to or use of the Confidential Information.

9

If a Party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor in accordance with the terms of this Agreement, such Party will ensure that such agents and subcontractors will adhere to the same requirements with which such Party is required to comply under this Agreement. ALEX’s obligations with respect to Confidential Information will survive for five (5) years following the termination of this Agreement or for as long as Confidential Information remains confidential.

8.3 Exceptions. The obligations in Section 8.2 will not restrict any disclosure by either Party (a) pursuant to any applicable law or by order of any court or government agency (provided that the disclosing Party will give prompt notice to the non-disclosing Party of such order and will cooperate at the disclosing Party’s expense in any effort to comply with or to contest the order), or (b) to either Party’s accountants, legal advisors, auditors and financial advisors. Further, the obligations in Section 8.2 will not apply with respect to information that: (i) is developed by the other Party without violating the disclosing Party’s proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed to, or learned by, the recipient from a third party free of any obligation of confidentiality, and/or (iv) is already known by such Party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date between DIGIDEV and ALEX.

8.4 Disclosure of Confidential Information. In the event of a breach of this Section 8 or other compromise of DIGIDEV Confidential Information, including Financial Information, or Consumer Information of which ALEX is or should be aware (whether or not resulting from a breach), ALEX will immediately notify DIGIDEV in a writing detailing all information known to ALEX about the compromise, the DIGIDEV Confidential Information and/or Consumer Information affected, and the steps taken by ALEX to prevent the recurrence of such breach and to mitigate the risk to DIGIDEV. Such notice will be sent to the address indicated in the Notice section of this Agreement, including a copy to the Executive Director of Legal Affairs. ALEX will provide DIGIDEV with access to all information related to the security breach as reasonably requested by DIGIDEV.

8.5 Return of Materials. Upon request and/or upon termination of this Agreement for any reason, ALEX will return, destroy, or cause the destruction of any and all records or copies of records relating to DIGIDEV or its business, including Confidential Information (except for Confidential Information of DIGIDEV that is rightfully contained in ALEX’s work papers, provided that ALEX maintains the confidentiality of such Confidential Information as required herein), according to DIGIDEV’s instructions or relevant industry best practices if no instructions are provided. Upon request, ALEX will certify in writing that all such Confidential Information has been so returned or destroyed.

9.	Insurance.

9.1 Coverage Requirements. During the Term of this Agreement, at the reasonable request of DigiDev, ALEX will obtain and maintain the following insurance coverages with insurance carriers: (i) all insurance coverages required by federal, state or local law, including statutory worker’s compensation insurance and employers’ liability insurance (and such employers’ liability insurance will provide a limit of at least $500,000 for each person), (ii) comprehensive or commercial general liability insurance (which will provide for a minimum combined bodily injury and property damage coverage limits of $1,000,000 per occurrence and will name DIGIDEV as an “additional insured”), and (iii) professional liability (also known as errors and omissions) insurance with combined single limits of not less than $5,000,000.

10

9.2 Additional Requirements. Prior to commencing any Services under this Agreement, ALEX will provide certificate(s) of insurance evidencing the coverages described in Section 9.1. Such certificates will include a provision requiring the insurance carrier or ALEX to provide directly to DIGIDEV thirty (30) days’ advance written notice before any termination, change or cancellation takes effect for policies evidenced on the certificate, regardless of whether such termination, change, or cancellation is initiated by ALEX or insurance carrier.

10.	Dispute Resolution. All disputes or claims arising under this Agreement (“Disputes”) will be resolved as set forth in this Section 10.

10.1 Informal Resolution. In the event of a Dispute, a Party will notify the other Party of the Dispute with as much detail as possible. DIGIDEV and ALEX business representatives will use good faith efforts to resolve the Dispute within ten (10) business days after receipt of a Dispute notice. If the Parties’ business representatives are unable to resolve the Dispute, or agree upon the appropriate corrective action within such ten (10) business days, then either Party may pursue any course of action available to them. Pending resolution of the Dispute, both Parties will continue without delay to carry out all their respective responsibilities under this Agreement.

10.2 Injunctive Relief. Nothing contained in this Section will limit or delay the right of either Party to seek injunctive relief from a court of competent jurisdiction, whether or not such Party has pursued informal resolution in accordance with this Section.

11.	Damages Limitations. Except indemnification obligations arising under Section 7 (Indemnification), and/or a Party’s gross negligence or willful misconduct, and/or damages arising from any breach of Section 8 (Confidentiality), in no event will either party be liable for any incidental, indirect, special or consequential damages for any claim arising under this Agreement, regardless of the cause of action and even if a Party has been advised of the possibility of such damages. Except for indemnification obligations arising under Section 7 (Indemnification), and/or a Party’s gross negligence or willful misconduct, and/or damages arising from any breach of Section 8 (Confidentiality), neither Party’s total liability to the other Party for any claim arising under this Agreement will exceed the total amount paid by DIGIDEV to ALEX under this Agreement.

12.	Independent Contractor.

12.1 Independent Contractor. ALEX is an independent contractor of DIGIDEV and not an employee, agent, partner, joint venturer, representative, broker or principal of DIGIDEV for any purpose. Neither ALEX nor any employee of ALEX will acquire any of the rights, privileges, powers or advantages of an employee of DIGIDEV, including disability insurance, vacation or sick pay, or any other benefits available to DIGIDEV employees. ALEX will be solely responsible for all wages, benefits, taxes, withholdings, training and expenses of its employees, including the employees assigned to perform Services under this Agreement. ALEX is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of ALEX’s compensation will be subject to withholding by DIGIDEV for the payment of any social security, federal, state or any other employee payroll taxes. DIGIDEV will regularly report amounts paid to ALEX by filing Form 1099 MISC with the Internal Revenue Service as required by law.

12.2 Equipment, Tools and Supplies. ALEX will be solely responsible for providing any tools, supplies (except computer equipment, office supplies used on DIGIDEV’s premises which will be supplied by DIGIDEV), or other goods that ALEX may need or choose to use in order to perform the Services, except as specifically listed in the Agreement or in a Statement of Work.

11

13.	No Publicity. Neither Party will use the other Party’s name or mark in any advertising, written sales promotion, press releases, and/or other publicity matters relating to this Agreement without the other Party’s written consent. ALEX acknowledges that DIGIDEV has a no publicity policy regarding its vendor relationships.

14.	Legal Compliance; Applicable Law. Each Party will at all times comply with all applicable laws and government rules, regulations, and guidelines pertaining to its business, products or services, employment obligations, and the subject matter of this Agreement. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly disclaimed. This Agreement will be governed by and construed under the laws of the State of California, without giving effect to its choice of law rules. Exclusive jurisdiction and venue for any claims related to or arising under this Agreement will be in state or federal court located in Los Angeles County, California.

15.	Assignment. ALEX will not assign, transfer, or subcontract this Agreement or all or any portion of the Services or delegate any of its duties hereunder without DIGIDEV’s express, prior written consent. Any assignment in contravention of this provision will be null and void. This Agreement will be binding on all permitted assignees and successors in interest.

16.	Entire Agreement/Amendments. This Agreement, including all schedules and exhibits that are incorporated herein by reference, contains the entire agreement of the Parties regarding the subject matter described herein, and all other promises, representations, understandings, arrangements, and prior agreements related thereto are merged herein and superseded hereby. The provisions of this Agreement may not be amended, except by an agreement in writing signed by authorized representatives of both Parties.

17.	Force Majeure. Notwithstanding any other provision of this Agreement, no Party to the Agreement will be deemed in default or breach of this Agreement or liable for any loss or damages or for any delay or inability to perform its obligations under this Agreement or any SOW if the delay or inability arises from any cause beyond the reasonable control of that Party (each, a “Force Majeure Event”); provided that the impacted Party will make reasonable efforts to mitigate the effect and duration of such Force Majeure Event. The Parties will promptly resume performance after the Force Majeure Event has passed. If, however, a delay continues for ten (10) days or more, the Party not experiencing the Force Majeure Event may terminate this Agreement without penalty upon written notice to the other Party.

18.	Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) on the next day if delivered personally to such Party, (ii) on the date three (3) days after mailing if mailed by registered or certified mail, or (iii) on the next day if delivered by courier. All notices will be sent to the following address:

If to DIGIDEV: 6630 Sunset Blvd., Los Angeles, California 90028

With a copy as follows: David R. Altshuler, Esq., 15332 Antioch St. #840, Pacific Palisades, CA. 90272 – fax: 310-454-9759

If to ALEX: ÄNGSHOLMSGRÄND 21127421, SKÄRHOLMEN / STOCKHOLM, SWEDEN

Such addresses may be changed by notice given by one Party to the other pursuant to this Section 18 or by other form of notice agreed to by the Parties.

12

19.	Remedies. Except as otherwise provided for herein, no remedy conferred by any of the specific provisions of this Agreement or available to a Party is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder, now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by either Party will not constitute a waiver of the right to pursue other available remedies.

20.	Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions of this Agreement will remain in full force and effect in such jurisdiction and will be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction.

21.	Waiver of Breach. Except as otherwise set forth in Sections 2.3 (Changes to the Services) and 4.2 (Invoices), the waiver of any breach of any provision of this Agreement will only be effective if in writing. No such waiver will operate or be construed as a waiver of any subsequent breach. A Party’s failure to respond or act will not be considered a waiver.

22.	Export Controls. Each Party will use reasonable efforts to comply with all relevant United States export laws and regulations (collectively, “Export Controls”). If applicable, ALEX will provide DIGIDEV with all applicable ECCNs for the Deliverables, a description of the technology contained within the Deliverables that is subject to Export Controls, and copies of relevant export licenses obtained by ALEX or information reasonably sufficient to substantiate that no license is required. In addition, upon DIGIDEV’s written request, ALEX will use commercially reasonable efforts to assist DIGIDEV with obtaining any United States export license required.

23.	Order of Precedence. To the extent the terms and conditions of this Agreement conflict with the terms and conditions of an applicable SOW, the terms and conditions of this Agreement will control.

24.	Audits.

24.1 DIGIDEV’s Audits. During the Term of this Agreement, and for as long as ALEX retains DIGIDEV Confidential Information, DIGIDEV, and DIGIDEV’s agents and representatives may conduct onsite and/or offsite inspections and audits of ALEX’s business, operations, systems, procedures and practices that relate to ALEX’s Agreement-required functions and services to determine whether ALEX meets the terms and conditions of this Agreement and its confidentiality requirements. Each such inspection and audit will be conducted during reasonable business hours, for a reasonable duration, and upon reasonable advance written notice to ALEX, and at DIGIDEV’s expense, no more than once per year, unless otherwise provided in this Agreement.

24.2 Books and Records. During the Term of this Agreement, ALEX will maintain complete and accurate books and records of the fees and expenses, including documentation supporting all expenses, charged to DIGIDEV in connection with the Services and Deliverables. ALEX will retain such records for three (3) years after termination of this Agreement and will make such records, and any additional records to ensure ALEX’s compliance with pricing and fee requirements under this Agreement, available to DIGIDEV or its third-party auditor in accordance with Section 24.1. If any audit under this Section 24.2 determines that ALEX has overcharged DIGIDEV, DIGIDEV will notify ALEX of the amount of such overcharge and ALEX will promptly pay such amount to DIGIDEV. If any such overcharge exceeds three percent (3%) of the total amount charged to DIGIDEV by ALEX for the Services and Deliverables subject to the audit, then ALEX will reimburse DIGIDEV for the reasonable cost of such audit. Upon request, ALEX will provide audited fiscal year-end financial statements.

13

25.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will constitute one signed agreement between the Parties. For purposes hereof, a facsimile or scanned copy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

Each of the Parties has executed this Agreement by its duly authorized representative as of the Effective Date.

DIGIDEV The Digital Development Group Corp. By: /s/ Joe Q. Bretz, Its President	ALEX By: /s/ Alex Frejrud

14